Exhibit 99.1

PRESS RELEASE Contact:  Michael Senken

Phone:  (678) 384-6720

MiMedx Group, Inc. Announces Listing on the NASDAQ Capital Market

MiMedx Common Stock to begin trading on NASDAQ under the symbol “MDXG” on April 25, 2013

Kennesaw, Georgia, April 22, 2013 (PR Newswire) – MiMedx Group, Inc. (OTCBB: MDXG.OB), an integrated developer, manufacturer and marketer of patent protected regenerative biomaterials and bioimplants processed from human amniotic membrane, announced today that its common stock has been approved for listing on The NASDAQ Capital Market under the ticker symbol “MDXG.”  Trading on NASDAQ is expected to commence on Thursday, April 25, 2013. Until such date, the Company’s common stock will continue to be traded on OTC.BB under its current ticker symbol “MDXG”.

“Listing on the NASDAQ exchange is an integral part of our plan to broaden and strengthen our shareholder base,” said Parker H. “Pete” Petit, MiMedx Chairman and CEO.   “We expect the NASDAQ listing will increase the visibility of our stock, provide greater access to our stock and attract a broader range of investors to our stock, each of which is an essential element of our overall strategy to build shareholder value.”

About the Company

MiMedx® is an integrated developer, manufacturer and marketer of patent protected regenerative biomaterial products and bioimplants processed from human amniotic membrane. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies include the device technologies HydroFix® and CollaFix™, and our tissue technologies, AmnioFix® and EpiFix®. Our tissue technologies are processed from human amniotic membrane that is derived from the donated placentas. Through our donor program, mothers delivering full-term Caesarean section births can elect in advance of delivery to donate the placenta in lieu of having it discarded as medical waste. We process the human amniotic membrane utilizing our proprietary Purion® Process, to produce a safe, effective and minimally manipulated implant for homologous use. MiMedx® is the leading supplier of amniotic tissue, having supplied over 140,000 allografts to date to distributors and OEMs for application in the Wound Care, Surgical, Sports Medicine, Ophthalmic and Dental sectors of healthcare.

Safe Harbor Statement

This press release includes statements that look forward in time or that express management’s beliefs, expectations or hopes.  Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, the impact of the NASDAQ listing on the Company’s stock price, shareholder base and shareholder value and the success of the Company’s overall strategy to build shareholder value. These statements are based on current information and belief, and are not guarantees of future performance.  Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements are that the NASDAQ listing does not have the expected impact on the Company’s stock price, shareholder base and shareholder value, and the risk factors detailed from time to time in the Company’s periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2012. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.